EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 (No. 333-00000) and related Prospectus of Capital Automotive REIT for the registration of 869,167 common shares and to the incorporation by reference therein of our report dated January 24, 2003, except for Note 21, as to which the date is June 24, 2003, with respect to the consolidated financial statements of Capital Automotive REIT included in its Current Report on Form 8-K dated June 25, 2003, filed with the Securities and Exchange Commission.

     /S/ Ernst & Young LLP

     McLean, VA
     July 30, 2003